AGREEMENT AND PLAN OF REORGANIZATION

            THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Plan”), is made as of this 27th day of August, 2010, by and among Franklin New York Tax-Free Trust (“FNYTFT”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Franklin Parkway, San Mateo, CA 94403-1906, on behalf of its series, Franklin New York Insured Tax-Free Income Fund (“NY Insured Fund”), and Franklin New York Tax-Free Income Fund (“NY Tax-Free Fund”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Franklin Parkway, San Mateo, CA 94403-1906, and Franklin Advisers, Inc., a California corporation.

PLAN OF REORGANIZATION

            The reorganization (hereinafter referred to as the “Reorganization”) will consist of (i) the acquisition by NY Tax-Free Fund of substantially all of the property, assets and goodwill of NY Insured Fund in exchange solely for full and fractional Class A and Class C shares of beneficial interest, with no par value, of NY Tax-Free Fund (“NY Tax-Free Fund Shares”); (ii) the distribution of NY Tax-Free Fund Shares to the holders of Class A and Class C shares of beneficial interest of NY Insured Fund (the “NY Insured Fund Shares”), respectively, according to their respective interests in NY Insured Fund in complete liquidation of NY Insured Fund; and (iii) the dissolution of NY Insured Fund as soon as is practicable after the closing (as described in Section 3, hereinafter called the “Closing”), all upon and subject to the terms and conditions of the Plan hereinafter set forth.

AGREEMENT

            In order to consummate the Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

                  1. Sale and Transfer of Assets, Liquidation and Dissolution of NY Insured Fund.

                            (a) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties of NY Tax-Free Fund herein contained, and in consideration of the delivery by NY Tax-Free Fund of the number of NY Tax-Free Fund Shares hereinafter provided, FNYTFT, on behalf of NY Insured Fund, agrees that, at the time of Closing, it will convey, transfer and deliver to NY Tax-Free Fund all of NY Insured Fund’s then existing assets, including any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders’ rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (i) pay 25% of the costs and expenses of carrying out the Reorganization (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), in accordance with Section 9 of the Plan, which costs and expenses shall be established on NY Insured Fund’s books as liability reserves; (ii) discharge its unpaid liabilities on its books at the Closing Date (as such term is defined in Section 3), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (iii) pay such contingent liabilities, if any, as the officers of FNYTFT, on behalf of NY Insured Fund, shall reasonably deem to exist against NY Insured Fund at the Closing Date, for which contingent and other appropriate liability reserves shall be established on NY Insured Fund’s books (such assets hereinafter “Net Assets”). NY Tax-Free Fund shall not assume any liability of NY Insured Fund or FNYTFT, whether accrued or contingent, known or unknown, and FNYTFT shall use its reasonable best efforts to discharge all of the known liabilities of NY Insured Fund, so far as may be possible, from the cash, bank deposits and cash equivalent securities described above.

                            (b) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties of FNYTFT, on behalf of NY Insured Fund, herein contained, and in consideration of such sale, conveyance, transfer, and delivery, NY Tax-Free Fund agrees at the Closing to deliver to FNYTFT the number of NY Tax-Free Fund Shares, determined by dividing the net asset value per share of each Class A and Class C shares of NY Insured Fund by the net asset value per share each of Class A and Class C shares of NY Tax-Free Fund, respectively, and separately multiplying the result thereof by the number of outstanding Class A and Class C shares, respectively, of NY Insured Fund as of 1:00 p.m., Pacific Time, on the Closing Date. The NY Tax-Free Fund Shares delivered to FNYTFT at the Closing shall have an aggregate net asset value equal to the value of NY Insured Fund’s Net Assets, all determined as provided in Section 2 of the Plan and as of the date and time specified herein.

                            (c) Immediately following the Closing, NY Insured Fund shall be dissolved and shall distribute the NY Tax-Free Fund Shares received by NY Insured Fund pursuant to this Section 1 pro rata to NY Insured Fund’s shareholders of record, based upon their respective holdings of NY Insured Fund, as of the close of business on the Closing Date.  Such distribution shall be accomplished by the establishment of accounts on the share records of NY Tax-Free Fund of the type and in the amounts due such shareholders based on their respective holdings in NY Insured Fund as of the close of business on the Closing Date.  Fractional NY Tax-Free Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing NY Insured Fund Shares shall be entitled to surrender the same to the transfer agent for NY Tax-Free Fund in exchange for the number of NY Tax-Free Fund Shares of the same class into which the NY Insured Fund Shares theretofore represented by the certificate or certificates so surrendered shall have been converted. Until so surrendered, each outstanding certificate, if any, which, prior to the Closing, represented NY Insured Fund Shares shall be deemed for all NY Tax-Free Fund purposes to evidence ownership of the number of NY Tax-Free Fund Shares into which the NY Insured Fund Shares (which prior to the Closing were represented thereby) have been converted.  Certificates for NY Tax-Free Fund Shares shall not be issued, unless specifically requested by a shareholder.  After the distribution, NY Insured Fund shall be dissolved.

                            (d) At the Closing, each shareholder of record of NY Insured Fund as of the record date (the “Distribution Record Date”) with respect to any unpaid dividends and other distributions that were declared prior to the Closing, including any dividend or distribution declared pursuant to Section 8(e) hereof, shall have the right to receive such unpaid dividends and distributions with respect to the shares of NY Insured Fund that such person had on such Distribution Record Date.

                            (e) All books and records relating to NY Insured Fund, including all books and records required to be maintained under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder, shall be available to NY Tax-Free Fund from and after the date of the Plan, and shall be turned over to NY Tax-Free Fund on or prior to the Closing.

                  2. Valuation.

                            (a) The net asset value of NY Tax-Free Fund Shares and NY Insured Fund Shares and the value of NY Insured Fund’s Net Assets to be acquired by NY Tax-Free Fund hereunder shall in each case be computed as of 1:00 p.m., Pacific Time, on the Closing Date, unless on such date: (i) the New York Stock Exchange (“NYSE”) is not open for unrestricted trading; or (ii) the reporting of trading on the NYSE or other relevant market is disrupted; or (iii) any other extraordinary financial event or market condition occurs (each of the events described in (i), (ii) or (iii) are referred to as a “Market Disruption”). The net asset value per share of NY Tax-Free Fund Shares and NY Insured Fund Shares and the value of NY Insured Fund’s Net Assets shall be computed in accordance with the valuation procedures set forth in the most recent respective prospectuses of NY Tax-Free Fund and NY Insured Fund, as amended or supplemented.

                            (b) In the event of a Market Disruption on the proposed Closing Date, so that an accurate appraisal of the net asset value of NY Tax-Free Fund Shares or NY Insured Fund Shares or the value of NY Insured Fund’s Net Assets is impracticable, the Closing Date shall be postponed until the first business day when regular trading on the NYSE shall have been fully resumed and reporting shall have been restored and other trading markets are otherwise stabilized.

                            (c) All computations of value regarding the net asset value of NY Tax-Free Fund Shares and NY Insured Fund Shares and the value of NY Insured Fund’s Net Assets shall be made by the administrator to the Funds.

                  3. Closing and Closing Date.

                            The Closing shall take place at the principal office of the FNYTFT at 2:00 p.m., Pacific Time, on August 30, 2010 or such later date as the officers of FNYTFT and NY Tax-Free Fund may mutually agree (the “Closing Date”). FNYTFT, on behalf of NY Insured Fund, shall have provided for delivery as of the Closing of those Net Assets of NY Insured Fund to be transferred to the account of NY Tax-Free Fund’s Custodian, The Bank of New York Mellon, Mutual Funds Division, 100 Church Street, New York, NY 10286.  FNYTFT, on behalf of NY Insured Fund, shall deliver at the Closing a list of names and addresses of the holders of record of each class of NY Insured Fund Shares and the number of full and fractional shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, as of 1:00 p.m., Pacific Time, on the Closing Date, certified by its transfer agent or by its Chief Executive Officer - Finance and Administration to the best of its or her knowledge and belief. NY Tax-Free Fund shall provide evidence satisfactory to FNYTFT, on behalf of NY Insured Fund, that such NY Tax-Free Fund Shares have been registered in an account on the books of NY Tax-Free Fund in such manner as the officers of FNYTFT may reasonably request.

                  4. Representations and Warranties by NY Tax-Free Fund.

                            NY Tax-Free Fund represents and warrants to FNYTFT, on behalf of NY Insured Fund, that:

                            (a) NY Tax-Free Fund, which was originally organized as a New York corporation on May 14, 1982, was converted to a statutory trust (then known as a Delaware business trust) created under the laws of the State of Delaware effective on May 1, 1997.  NY Tax-Free Fund is validly existing under the laws of the State of Delaware. NY Tax-Free Fund is duly registered under the 1940 Act as an open-end, management investment company and all of the NY Tax-Free Fund Shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “1933 Act”), except for those shares sold pursuant to the private offering exemption for the purpose of raising initial capital or obtaining any required initial shareholder approvals.

                            (b) NY Tax-Free Fund is authorized to issue an unlimited number of shares of beneficial interest, without par value, each outstanding share of which is, and each share of which when issued pursuant to and in accordance with the Plan will be, fully paid, non-assessable, and has or will have full voting rights. NY Tax-Free Fund currently is divided into four classes of shares (of which NY Tax-Free Fund Shares represent two classes): Class A, Class B, Class C and Advisor Class shares of beneficial interest. No shareholder of NY Tax-Free Fund shall have any option, warrant or preemptive right of subscription or purchase with respect to NY Tax-Free Fund Shares, except for the rights of Class B shares to convert into Class A shares after eight years.

                            (c) The financial statements appearing in NY Tax-Free Fund’s Annual Report to Shareholders for the fiscal year ended May 31, 2010, audited by PricewaterhouseCoopers LLP, and in NY Tax-Free Fund’s unaudited Semi-Annual Report to Shareholders for the period ended November 30, 2009, copies of which have been delivered to FNYTFT, on behalf of NY Insured Fund, and any interim unaudited financial statements, copies of which may be furnished to FNYTFT, on behalf of NY Insured Fund, fairly present the financial position of NY Tax-Free Fund as of their respective dates and the results of NY Tax-Free Fund’s operations for periods indicated, in conformity with Generally Accepted Accounting Principles applied on a consistent basis.

                            (d) The books and records of NY Tax-Free Fund accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of NY Tax-Free Fund.

                            (e) NY Tax-Free Fund is not a party to or obligated under any provision of its Agreement and Declaration of Trust, as amended (the “NY Tax-Free Declaration”) or By-laws, as amended (the “NY Tax-Free By-laws”), or any contract or any other commitment or obligation and is not subject to any order or decree that would be violated by its execution of or performance under the Plan, and no consent, approval, authorization or order of any court or governmental authority is required for the consummation by NY Tax-Free Fund of the transactions contemplated by the Plan, except for the registration of NY Tax-Free Fund Shares under the 1933 Act, the 1940 Act, or as may otherwise be required under the federal and state securities laws or the rules and regulations thereunder.

                            (f) NY Tax-Free Fund has elected to be treated as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). NY Tax-Free Fund is a “fund” as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception, has not had any earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply, and intends to continue to qualify as a RIC as of the Closing Date.  Consummation of the transactions contemplated by the Plan will not cause NY Tax-Free Fund to fail to be qualified as a RIC as of the Closing Date.

                            (g) NY Tax-Free Fund is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                            (h) NY Tax-Free Fund does not have any unamortized or unpaid organizational fees or expenses.

                            (i) All information to be furnished by NY Tax-Free Fund to FNYTFT for use in preparing any prospectus, information statement and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

                            (j) NY Tax-Free Fund does not have any known liabilities, costs or expenses of a material amount, contingent or otherwise, other than those incurred in the ordinary course of business as an investment company and of a nature and amount similar to, and consistent with, those shown in such financial statements since the dates of those financial statements..

                            (k) There is no inter-corporate indebtedness existing between NY Insured Fund and NY Tax-Free Fund that was issued, acquired, or will be settled at a discount.

                            (l) NY Tax-Free Fund does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any shares of NY Insured Fund.

                            (m) NY Tax-Free Fund has no plan or intention to issue additional shares following the Reorganization except for shares issued in the ordinary course of NY Tax-Free Fund’s business as an open-end investment company; nor does NY Tax-Free Fund have any plan or intention to redeem or otherwise reacquire any shares of NY Tax-Free Fund issued pursuant to the Plan, either directly or through any transaction, agreement, or arrangement with any other person, other than in the ordinary course of its business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act.

                            (n) NY Tax-Free Fund is in the same line of business as NY Insured Fund before the Reorganization and did not enter into such line of business as part of the Reorganization. NY Tax-Free Fund will actively continue NY Insured Fund’s business in substantially the same manner that FNYTFT, on behalf of NY Insured Fund, conducted that business immediately before the Reorganization and has no plan or intention to change such business. On the Closing Date, NY Tax-Free Fund expects that at least 33 1/3% of NY Insured Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of NY Tax-Free Fund. NY Tax-Free Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization. NY Tax-Free Fund has no plan or intention to sell or otherwise dispose of any of the former assets of NY Insured Fund, except for dispositions made in the ordinary course of its business or dispositions necessary to maintain its qualification as a RIC, although in the ordinary course of its business, NY Tax-Free Fund will continuously review its investment portfolio (as FNYTFT, on behalf of NY Insured Fund, did before the Closing) to determine whether to retain or dispose of particular securities, including those included among the former assets of NY Insured Fund.

                            (o) The registration statement on Form N-14 referred to in Section 7(g) hereof (the “Registration Statement”), and any prospectus or statement of additional information of NY Tax-Free Fund contained or incorporated therein by reference, and any supplement or amendment to the Registration Statement or any such prospectus or statement of additional information, on the effective and clearance dates of the Registration Statement and on the Closing Date: (i) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder; and (ii) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.

                  5. Representations and Warranties by FNYTFT on behalf of NY Insured Fund.

                            FNYTFT, on behalf of NY Insured Fund, represents and warrants to NY Tax-Free Fund that:

                            (a) NY Insured Fund is a series of FNYTFT, which was originally organized as a Massachusetts business trust on July 17, 1986 and converted to a statutory trust created under the laws of the State of Delaware effective as of February 1, 2008, and is validly existing under the laws of the State of Delaware. FNYTFT is duly registered under the 1940 Act as an open-end, management investment company and all NY Insured Fund Shares sold were sold pursuant to an effective registration statement filed under the 1933 Act, except for those shares sold pursuant to the private offering exemption for the purposes of raising the required initial capital, or obtaining any required initial shareholder approvals.

                            (b) FNYTFT is authorized to issue an unlimited number of shares of beneficial interest, without par value, of NY Insured Fund, each outstanding share of which is fully paid, non-assessable, and has full voting rights. FNYTFT issues shares of two (2) series, including NY Insured Fund. NY Insured Fund has two classes of shares: Class A and Class C.  An unlimited number of shares of beneficial interest of FNYTFT have been allocated and designated to each class of NY Insured Fund. No shareholder of FNYTFT has or will have any option, warrant, or preemptive rights of subscription or purchase with respect to NY Insured Fund Shares.

                            (c) The financial statements appearing in NY Insured Fund’s Annual Report to Shareholders for the fiscal year ended September 30, 2009, audited by PricewaterhouseCoopers LLP, and unaudited Semi-Annual Report to Shareholders for the period ended March 31, 2010, copies of which have been delivered to NY Tax-Free Fund, and any interim financial statements for FNYTFT, on behalf of NY Insured Fund, which may be furnished to NY Tax-Free Fund, fairly present the financial position of NY Insured Fund as of their respective dates and the results of NY Insured Fund’s operations for the periods indicated in conformity with Generally Accepted Accounting Principles applied on a consistent basis.

                            (d) FNYTFT, on behalf of NY Insured Fund, is not a party to or obligated under any provision of its Agreement and Declaration of Trust, as amended to date (the “FNYTFT Declaration”) or Bylaws, as amended, or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under the Plan. NY Insured Fund has no material contracts or other commitments (other than the Plan or agreements for the purchase of securities entered into in the ordinary course of business and consistent with its obligations under the Plan) which will not be terminated by NY Insured Fund in accordance with their terms at or prior to the Closing Date, or which will result in a penalty or additional fee to be due from or payable by NY Insured Fund.

                            (e) FNYTFT has elected to treat NY Insured Fund as a RIC for federal income tax purposes under Part I of Subchapter M of the Code.  NY Insured Fund is a “fund” as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception, has not had any earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply,  and will qualify as a RIC as of the Closing Date.  Consummation of the transactions contemplated by the Plan will not cause NY Insured Fund to fail to be qualified as a RIC as of the Closing Date.

                            (f) NY Insured Fund is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                            (g) NY Insured Fund does not have any unamortized or unpaid organization fees or expenses.

                            (h) NY Insured Fund does not have any known liabilities, costs or expenses of a material amount, contingent or otherwise, other than those reflected in the financial statements referred to in Section 5(c) hereof and those incurred in the ordinary course of business as an investment company and of a nature and amount similar to, and consistent with, those shown in such financial statements since the dates of those financial statements.

                            (i) Since March 31, 2010, there has not been any material adverse change in NY Insured Fund’s financial condition, assets, liabilities, or business other than changes occurring in the ordinary course of its business.

                            (j) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by FNYTFT, on behalf of NY Insured Fund, of the transactions contemplated by the Plan, except as may otherwise be required under the federal or state securities laws or the rules and regulations thereunder.

                            (k) All information to be furnished by FNYTFT or NY Insured Fund, including the Prospectus and Statement of Additional Information for Class A and Class C shares of NY Insured Fund dated February 1, 2010, to be used in preparing the Registration Statement, and the combined prospectus/information statement to be included in the Registration Statement, and other documents which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto, and such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Any amended, revised, or new prospectus or statement of additional information of NY Insured Fund or any supplement thereto, that is hereafter filed with the SEC (copies of which documents shall be provided to NY Tax-Free Fund promptly after such filing), shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                            (l) There is no intercorporate indebtedness existing between NY Insured Fund and NY Tax-Free Fund that was issued, acquired, or will be settled at a discount.

                            (m) During the five-year period ending on the Closing Date, (i) FNYTFT, on behalf of NY Insured Fund, has not acquired, and will not acquire, NY Insured Fund Shares with consideration other than NY Tax-Free Fund Shares or NY Insured Fund Shares, except for redemptions in the ordinary course of NY Insured Fund’s business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act, and (ii) no distributions will have been made with respect to NY Insured Fund Shares (other than regular, normal dividend distributions made pursuant to the NY Insured Fund’s historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in Sections 852 and 4982 of the Code.

                            (n) As of the Closing Date, NY Insured Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire shares of NY Insured Fund, except for the right of investors to acquire its shares at the applicable stated offering price in the normal course of its business as an open-end management investment company operating under the 1940 Act.

                            (o) Throughout the five year period ending on the Closing Date, FNYTFT, on behalf of NY Insured Fund, will have conducted its historic business within the meaning of Section 1.368-1(d) of the Income Tax Regulations under the Code. FNYTFT, on behalf of NY Insured Fund, did not enter into (or expand) a line of business as part of the Reorganization. FNYTFT, on behalf of NY Insured Fund, will not alter its investment portfolio in connection with the Reorganization.

                  6. Representations and Warranties by FNYTFT and NY Tax-Free Fund.

                            FNYTFT, on behalf of NY Insured Fund, and NY Tax-Free Fund each represents and warrants to the other that:

                            (a) The statement of assets and liabilities to be furnished by it as of 1:00 p.m., Pacific time, on the Closing Date for the purpose of determining the number of NY Tax-Free Fund Shares to be issued pursuant to Section 1 of the Plan, will accurately reflect each Fund’s Net Assets and outstanding shares, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

                            (b) At the Closing, it will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in (a) above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

                            (c) Except as disclosed in its currently effective prospectus (relating to NY Insured Fund in the case of FNYTFT) there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against it. Neither NY Tax-Free Fund nor FNYTFT is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects NY Tax-Free Fund’s or NY Insured Fund’s business or their ability to consummate the transactions herein contemplated.

                            (d) There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.

                            (e) The execution, delivery, and performance of the Plan have been duly authorized by all necessary action of its Board of Trustees, and the Plan constitutes a valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

                            (f) It anticipates that consummation of the Plan will not cause either NY Insured Fund, in the case of FNYTFT, or NY Tax-Free Fund to fail to conform to the requirements of Subchapter M of the Code for federal income taxation qualification as a RIC at the end of their respective fiscal years.

                   7. Covenants of FNYTFT and NY Tax-Free Fund.

                            (a) FNYTFT, on behalf of NY Insured Fund, and NY Tax-Free Fund each covenants to operate its respective business as presently conducted between the date hereof and the Closing, it being understood that such ordinary course of business will include the distribution of customary dividends and distributions and any other distribution necessary or desirable to minimize federal income or excise taxes.

                            (b) FNYTFT, on behalf of NY Insured Fund, undertakes that it will not acquire NY Tax-Free Fund Shares for the purpose of making distributions thereof to anyone other than NY Insured Fund’s shareholders.

                            (c) FNYTFT, on behalf of NY Insured Fund, undertakes that, if the Plan is consummated, NY Insured Fund will liquidate and dissolve.

                            (d) FNYTFT, on behalf of NY Insured Fund, and NY Tax-Free Fund each agree that, by the Closing, all of their federal and other tax returns and reports required by law to be filed on or before such date shall have been filed, and either all federal and other taxes shown as due on said returns shall have been paid, or adequate liability reserves shall have been provided for the payment of such taxes, and to the best of their knowledge no such tax return is currently under audit and no tax deficiency or liability has been asserted with respect to such tax returns or reports by the Internal Revenue Service or any state or local tax authority.

                            (e) At the Closing, FNYTFT, on behalf of NY Insured Fund, will provide NY Tax-Free Fund a copy of the shareholder ledger accounts, certified by NY Insured Fund’s transfer agent or its Chief Executive Officer – Finance and Administration to the best of its or her knowledge and belief, for all the shareholders of record of NY Insured Fund Shares as of 1:00 p.m., Pacific Time, on the Closing Date who are to become shareholders of NY Tax-Free Fund as a result of the transfer of assets that is the subject of the Plan.

                            (f) As of the Closing, FNYTFT, on behalf of NY Insured Fund, shall have delivered to NY Insured Fund’s shareholders at least 30 days prior to the Closing Date, a combined Prospectus/Information Statement that complies in all material respects with the applicable provisions of the 1933 Act, Section 14(c) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, thereunder (the “Prospectus/Information Statement”).

                            (g) NY Tax-Free Fund has filed the Registration Statement with the SEC and used its best efforts to provide that the Registration Statement became effective as promptly as practicable. At the time it became effective, the Registration Statement (i) complied in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the time the Registration Statement became effective and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                            (h) Subject to the provisions of the Plan, NY Tax-Free Fund and FNYTFT, on behalf of NY Insured Fund, each shall take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Plan.

                            (i) FNYTFT, on behalf of NY Insured Fund, shall deliver to NY Tax-Free Fund, at the Closing Date, confirmation or other adequate evidence as to the tax costs and holding periods of the assets and property of NY Insured Fund transferred to NY Tax-Free Fund in accordance with the terms of the Plan.

                   8. Conditions Precedent to be Fulfilled by FNYTFT and NY Tax-Free Fund.

                            The consummation of the Plan hereunder shall be subject to the following respective conditions:

                            (a) That: (i) all the representations and warranties of the other party contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by the Plan to be performed by it prior to the Closing; and (iii) the other party shall have delivered to such party a certificate signed by the Chief Executive Officer – Finance and Administration and by the Secretary or equivalent officer to the foregoing effect.

                            (b) That each party shall have delivered to the other party a copy of the resolutions approving the Plan adopted and approved by the appropriate action of the Board of Trustees, certified by its Secretary or equivalent officer of such party.

                            (c) That the SEC shall have declared effective the Registration Statement and not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.

                            (d) That a distribution or distributions shall have been declared for NY Insured Fund prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of NY Insured Fund’s investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended September 30, 2009 and substantially all of such investment company taxable income for the short taxable year beginning on October 1, 2009 and ending on the Closing Date, (ii) at least 90% of NY Insured Fund’s net tax-exempt interest income for the taxable year ended September 30, 2009 and at least 90% of such net tax-exempt interest income for the short taxable year beginning on October 1, 2009 and ending on the Closing Date and (iii) all of NY Insured Fund’s net capital gain recognized in its taxable year ended September 30, 2009 and substantially all of any such capital gain recognized in such short taxable year (in each case after reduction for any capital loss carry-over).

                            (e) That all required consents of other parties and all other consents, orders, and permits of federal, state and local authorities (including those of the SEC and of state Blue Sky securities authorities, including any necessary “no-action” positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of material adverse effect on the assets and properties of NY Insured Fund or NY Tax-Free Fund.

                            (f) That there shall be delivered to FNYTFT, on behalf of NY Insured Fund, and to NY Tax-Free Fund an opinion in form and substance satisfactory to them, from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to NY Tax-Free Fund and FNYTFT, to the effect that, provided the transaction contemplated hereby is carried out in accordance with the Plan, and the laws of the State of Delaware, and based upon certificates of the officers of FNYTFT and NY Tax-Free Fund with regard to matters of fact:

(1) The acquisition by NY Tax-Free Fund of substantially all the assets of NY Insured Fund as provided for herein in exchange for NY Tax-Free Fund Shares followed by the distribution by NY Insured Fund to its shareholders of NY Tax-Free Fund Shares in complete liquidation of NY Insured Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and NY Insured Fund and NY Tax-Free Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

(2) No gain or loss will be recognized by NY Insured Fund upon the transfer of substantially all of its assets to NY Tax-Free Fund in exchange solely for voting shares of NY Tax-Free Fund (Sections 361(a) and 357(a) of the Code);

(3) NY Tax-Free Fund will recognize no gain or loss upon the receipt of substantially all of the assets of NY Insured Fund in exchange solely for voting shares of NY Tax-Free Fund (Section 1032(a) of the Code);

(4) No gain or loss will be recognized by NY Insured Fund upon the distribution of NY Tax-Free Fund Shares to its shareholders in liquidation of NY Insured Fund (in pursuance of the Plan) (Section 361(c)(1) of the Code);

                                    (5) The basis of the assets of NY Insured Fund received by NY Tax-Free Fund will be the same as the basis of such assets to NY Insured Fund immediately prior to the Reorganization (Section 362(b) of the Code);

                                    (6) The holding period of the assets of NY Insured Fund received by NY Tax-Free Fund will include the period during which such assets were held by NY Insured Fund (Section 1223(2) of the Code);

                                    (7) No gain or loss will be recognized by the shareholders of NY Insured Fund upon the exchange of their shares in NY Insured Fund for voting shares of NY Tax-Free Fund including fractional shares to which they may be entitled (Section 354(a) of the Code);

                                    (8) The basis of NY Tax-Free Fund Shares received by the shareholders of NY Insured Fund shall be the same as the basis of the NY Insured Fund Shares exchanged therefor (Section 358(a)(1) of the Code);

                                    (9) The holding period of NY Tax-Free Fund Shares received by shareholders of NY Insured Fund (including fractional shares to which they may be entitled) will include the holding period of NY Insured Fund Shares surrendered in exchange therefor, provided that NY Insured Fund Shares were held as a capital asset on the effective date of the exchange (Section 1223(1) of the Code); and

                                    (10) NY Tax-Free Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of NY Insured Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

                            (g) That there shall be delivered to NY Tax-Free Fund, on behalf of NY Tax-Free Fund, an opinion in form and substance satisfactory to it from Stradley Ronon Stevens & Young, LLP, counsel to FNYTFT, on behalf of NY Insured Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors’ rights:

                                    (1) NY Insured Fund is a series of FNYTFT and that FNYTFT is a validly existing statutory trust in good standing under the laws of the State of Delaware;

                                    (2) FNYTFT is an open-end investment company of the management type registered as such under the 1940 Act;

                                    (3) The execution and delivery of the Plan and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of FNYTFT on behalf of NY Insured Fund; and

                                    (4) The Plan is the legal, valid and binding obligation of FNYTFT, on behalf of NY Insured Fund, and is enforceable against FNYTFT, on behalf of NY Insured Fund, in accordance with its terms.

                                    In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of FNYTFT with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of FNYTFT.

                            (h) That there shall be delivered to FNYTFT, on behalf of NY Insured Fund, an opinion in form and substance satisfactory to it from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to NY Tax-Free Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors’ rights:

                                    (1) NY Tax-Free Fund is a validly existing statutory trust in good standing under the laws of the State of Delaware;

                                    (2) NY Tax-Free Fund is authorized to issue an unlimited number of shares of beneficial interest, without par value;

                                    (3) NY Tax-Free Fund is an open-end investment company of the management type registered as such under the 1940 Act;

                                    (4) NY Tax-Free Fund Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued and delivered as provided in the Plan and the Registration Statement, will have been validly issued and fully paid and will be non-assessable by NY Tax-Free Fund;

                                    (5) The execution and delivery of the Plan and the consummation of the transactions contemplated hereby have been duly authorized by all necessary statutory trust action on the part of NY Tax-Free Fund; and

                                    (6) The Plan is the legal, valid and binding obligation of NY Tax-Free Fund and is enforceable against NY Tax-Free Fund accordance with its terms.

                                    In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of NY Tax-Free Fund with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of NY Tax-Free Fund.

                            (i) That NY Tax-Free Fund’s Prospectus contained in the Registration Statement with respect to NY Tax-Free Fund Shares to be delivered to NY Insured Fund shareholders in accordance with the Plan shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

                            (j) That NY Tax-Free Fund Shares to be delivered hereunder shall be eligible for sale with each state commission or agency with which such eligibility is required in order to permit NY Tax-Free Fund Shares lawfully to be delivered to each holder of NY Insured Fund Shares.

                            (k) That, at the Closing, there shall be transferred to NY Tax-Free Fund aggregate Net Assets of NY Insured Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of NY Insured Fund on the Closing Date.

                            (l) That there be delivered to NY Tax-Free Fund information concerning the tax basis of NY Insured Fund in all securities transferred to NY Tax-Free Fund, together with shareholder information including the names, addresses, and taxpayer identification numbers of the shareholders of NY Insured Fund as of the Closing Date, the number of shares held by each shareholder, the dividend reinvestment elections applicable to each shareholder, and the backup withholding and nonresident alien withholding certifications, notices or records on file with FNYTFT, on behalf of NY Insured Fund, with respect to each shareholder.

                  9. Expenses.

                            The expenses of entering into and carrying out the provisions of the Plan shall be borne as follows: FNYTFT, on behalf of NY Insured Fund, and NY Tax-Free Fund will each pay 25% of the costs of the Reorganization.  Franklin Advisers, Inc., the investment manager for each Fund, will pay 50% of the costs of the Reorganization.

                  10. Termination; Postponement; Waiver; Order.

                            (a) Anything contained in the Plan to the contrary notwithstanding, the Plan may be terminated and the Reorganization abandoned at any time prior to the Closing, or the Closing may be postponed as follows:

                                    (1) by mutual consent of FNYTFT, on behalf of NY Insured Fund, and NY Tax-Free Fund;

                                    (2) by NY Tax-Free Fund if any condition of its obligations set forth in Section 8 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met; or

                                    (3) by FNYTFT, on behalf of NY Insured Fund, if any conditions of its obligations set forth in Section 8 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met.

                            (b) If the transactions contemplated by the Plan have not been consummated by December 31, 2010, the Plan shall automatically terminate on that date, unless a later date is agreed to by both NY Tax-Free Fund and FNYTFT.

                            (c) In the event of termination of the Plan prior to its consummation, pursuant to the provisions hereof, the Plan shall become void and have no further effect, and neither FNYTFT, NY Insured Fund nor NY Tax-Free Fund, nor their trustees, officers, or agents or the shareholders of NY Insured Fund or NY Tax-Free Fund shall have any liability in respect of the Plan, but all expenses incidental to the preparation and carrying out of the Plan shall be paid as provided in Section 9 hereof.

                            (d) At any time prior to the Closing, any of the terms or conditions of the Plan may be waived by the party who is entitled to the benefit thereof if, in the judgment of such party, such action or waiver will not have a material adverse effect on the benefits intended under the Plan to its shareholders, on behalf of whom such action is taken.

                            (e) The respective representations and warranties contained in Sections 4 to 6 hereof shall expire with and be terminated by the Plan on the Closing Date, and neither FNYTFT nor NY Tax-Free Fund, nor any of their officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date.

                            (f) If any order of the SEC with respect to the Plan shall be issued prior to the Closing that imposes any term or condition that is determined by action of the Board of Trustees of FNYTFT, on behalf of NY Insured Fund, and the Board of Trustees of NY Tax-Free Fund to be acceptable, such term or condition shall be binding as if it were a part of the Plan.

                  11. Liability of FNYTFT and NY Tax-Free Fund.

                            (a) Each party acknowledges and agrees that all obligations of NY Tax-Free Fund under the Plan are binding only with respect to NY Tax-Free Fund; that any liability of NY Tax-Free Fund under the Plan or in connection with the transactions contemplated herein shall be discharged only out of the assets of NY Tax-Free Fund; and that neither FNYTFT nor NY Insured Fund shall seek satisfaction of any such obligation or liability from the shareholders of NY Tax-Free Fund, the trustees, officers, employees or agents of NY Tax-Free Fund, or any of them.

                            (b) Each party acknowledges and agrees that all obligations of FNYTFT under the Plan are binding only with respect to NY Insured Fund; that any liability of FNYTFT under this Plan with respect to NY Insured Fund in connection with the transactions contemplated herein, shall be discharged only out of the assets of NY Insured Fund; that no other series of FNYTFT shall be liable with respect to the Plan or in connection with the transactions contemplated herein; and that NY Tax-Free Fund will not seek satisfaction of any such obligation or liability from the shareholders of FNYTFT or NY Insured Fund, the trustees, officers, employees or agents of FNYTFT, or any of them.

                  12. Entire Agreement and Amendments.

                            The Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties relating to the transactions contemplated by the Plan other than those set forth herein or herein provided for. The Plan may be amended only by mutual consent of the parties in writing. Neither the Plan nor any interest herein may be assigned without the prior written consent of the other party.

                   13. Counterparts.

                            The Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

                  14. Notices.

                            Any notice, report, or demand required or permitted by any provision of the Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to NY Tax-Free Fund at One Franklin Parkway, San Mateo, California 94403, Attention: Secretary, or NY Insured Fund, at Franklin New York Tax-Free Trust, One Franklin Parkway, San Mateo, California 94403 Attention: Secretary, as the case may be.

                  15. Governing Law.

                            The Plan shall be governed by and carried out in accordance with the laws of the State of Delaware.

            IN WITNESS WHEREOF, FNYTFT, on behalf of NY Insured Fund, NY Tax-Free Fund and Franklin Advisers, Inc. have each caused the Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

FRANKLIN NEW YORK TAX-FREE TRUST on behalf of FRANKLIN NEW YORK TAX-FREE INCOME FUND

By:	/s/DAVID P. GOSS David P. Goss Vice President and Assistant Secretary

FRANKLIN NEW YORK TAX-FREE INCOME FUND

By:	/s/ROBERT C. ROSSELOT Robert C. Rosselot Vice President and Assistant Secretary

With respect to Section 9 of the Plan only:

FRANKLIN ADVISERS, INC.

By:	/s/MADISON S. GULLEY Madison S. Gulley Executive Vice President